UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 10, 2008

SPEEDWAY MOTORSPORTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13582	51-0363307
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 Concord Parkway South, Concord, NC	28027
(Address of Principal Executive Offices)	(Zip Code)

(704) 455-3239

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On January 10, 2008, Speedway Motorsports, Inc. (the “Company”) entered into the Sixth Amendment (the “Sixth Amendment”) to the Credit Agreement dated May 16, 2003, as amended (the “Credit Agreement”), among the Company and certain of its subsidiaries and related parties, the various lenders identified on the signature pages thereto (the “Lenders”), Bank of America, N.A., as Administrative Agent for the Lenders, Wachovia Bank, N.A., as Syndication Agent, Calyon New York Branch and SunTrust Bank, as the Documentation Agents, and Banc of America Securities LLC, as Lead Arranger and Book Manager for the Lenders.

The Sixth Amendment amended the Credit Agreement as follows: (i) it increased the amount available for borrowing under the revolving loans from $400 million to $500 million; (ii) amended the requirements regarding Consolidation, Merger, Sale or Purchase of Assets, etc. as set forth in Section 8.4(c) of the Credit Agreement to specifically exclude the purchase of New Hampshire Speedway, Inc. from the provision that a Permitted Motorsports Transaction could not exceed 35% of the Company’s Consolidated Net Worth at the immediately preceding fiscal year end; and (iii) amended the Revolving Commitment percentage of the Lenders.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

As previously reported, on October 30, 2007, the Company entered into a Stock Purchase Agreement with Robert P. Bahre and Gary G. Bahre to purchase 100% of the outstanding stock of New Hampshire Speedway, Inc., d/b/a New Hampshire International Speedway (the “Acquisition”), for cash in the amount of $340 million (the “Purchase Price”).

On January 11, 2008, the Company completed the Acquisition. The Company funded the Purchase Price through available cash and borrowing $300 million under the Credit Agreement. To better align with other Company-owned speedway brands, the New Hampshire International Speedway will be renamed New Hampshire Motor Speedway (“NHMS”).

NHMS has sanction agreements to host two NASCAR Sprint (formerly NEXTEL) Cup Series races in 2008, among other events. A press release announcing the completion of the Acquisition is attached hereto as Exhibit 99.1 and is incorporated by reference into this Item 2.01.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 11, 2008, the Company borrowed a principal amount of $300 million under the Credit Agreement for the purpose of funding in part the Purchase Price of the Acquisition, as described above (the “Loan”). The Loan accrues interest at an annual rate equal to LIBOR plus a margin determined from time-to-time based on certain leverage ratios of the Company, as set forth in the Credit Agreement. Interest on the outstanding principal balance under the Loan is payable every one month, three months or six months, in the discretion of the Company. No principal payments are due until March 31, 2010, which is the maturity date of the Loan, although the Company may prepay the Loan in whole or in part in its discretion. The Credit Agreement describes various events of default which, if not cured as provided in the Credit Agreement, would result in the acceleration of the Company’s obligations under the Loan and the Credit Agreement.

A copy of the Credit Agreement and the material amendments thereto, which contain additional provisions applicable to the Loan, are contained in the Company’s reports filed with the Securities Exchange Commission as set forth below and are incorporated by reference herein:

Agreement	Report	Date Filed	Exhibit No.
Credit Agreement	Form 10-Q	August 6, 2003	10.1
Second Amendment	Form 10-Q	April 29, 2005	10.1
Third Amendment	Form 10-K	March 16, 2006	10.30
Fourth Amendment	Form 10-Q	November 8, 2006	10.1
Fifth Amendment	Form 10-Q	November 8, 2006	10.2
Sixth Amendment	Form 8-K	January 16, 2008	10.1

The information set forth above in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

Motorsports Authentics (“MA”), the Company’s equally-owned merchandising joint venture with International Speedway Corporation (“ISC”), has advised the Company that it anticipates taking a fourth quarter 2007 impairment charge associated with certain intangible assets, the amount of which has not been finalized. In conjunction with a previously issued press release and conference call, ISC reported that it expected to take a fourth quarter charge of approximately $25 million to $50 million related to MA’s anticipated fourth quarter impairment charge. Similarly, the Company expects that it will take a fourth quarter charge of approximately $25 million to $50 million after tax, or $0.57 to $1.14 per diluted share, related to MA’s anticipated fourth quarter impairment charge.

Item 9.01.	Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The Company will file the required financial statements with respect to the Acquisition within 71 days following the filing of this Form 8-K.

(b) Pro Forma Financial Information.

The Company will file the required pro forma financial information with respect to the Acquisition within 71 days following the filing of this Form 8-K.

(d) Exhibits.

Exhibit No.	Description
10.1	Sixth Amendment, dated January 10, 2008, to the Credit Agreement dated May 16, 2003, as amended, among the Company and certain of its subsidiaries and related parties, and the various Lenders, including Bank of America, N.A. as Administrative Agent for the Lenders, Wachovia Bank N.A., as Syndication Agent, Calyon New York Branch and SunTrust Bank, as the Documentation Agents, and Banc of America Securities LLC, as Lead Arranger and Book Manager, for the Lenders

99.1	Press release dated January 11, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPEEDWAY MOTORSPORTS, INC.
(Registrant)

Date: January 16, 2008	By:	/s/ William R. Brooks
William R. Brooks
Executive Vice President and Chief
Financial Officer